Exhibit 99.1

Contacts

Media: Deanne Eagle, Cameron Associates – 917-837-5866

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Provides Progress Update on its Response to FDA Questions

NORCROSS, GA (July 14, 2011) – Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP), developer of a rapid and painless biophotonic testing platform for the early detection of cancer, today announced that, after a series of meetings with the U.S. Food and Drug Administration (FDA), and after reviewing draft responses, the FDA has asked the company to provide additional information in the company’s response to one remaining question. The company expects to be able to adequately provide the additional information in a timely manner.

The LuViva is under FDA premarket approval (PMA) review for use as a test after initial screening for cervical disease. As part of the review, the company received a series of questions from the FDA regarding the PMA application earlier in the year.

“We believe that we have made considerable progress in working with the FDA toward scheduling a panel review meeting that would continue to support an early 2012 U.S. launch of the LuViva, assuming we receive approval,” said Mark L. Faupel, CEO and president of Guided Therapeutics, Inc. “While a September PMA panel meeting is no longer scheduled, the company anticipates requesting a panel meeting as soon as possible thereafter, barring any additional questions, or requests, from the FDA.”

“Plans remain in place for a late 2011, or early 2012 international launch and we plan on announcing additional partnerships and additional progress on the international front in the coming weeks and months,” Dr. Faupel said.

Cervical Cancer is a Global Problem

According to the World Health Organization, the world has a population of 2.3 billion women ages 15 years and older who are at risk of developing cervical cancer. Current estimates indicate that every year 529,828 women are diagnosed with cervical cancer and 275,128 die from the disease.

About The Technology Platform

The Guided Therapeutics biophotonic disease detection platform, which consists of a base unit and single-patient-use calibration disposable, scans tissue with light to identify cancer and pre-cancer painlessly and non-invasively. The proprietary, patented biophotonic technology is able to distinguish between normal and diseased tissue by detecting biochemical and morphological changes at the cellular level. Unlike traditional tests, the Guided Therapeutics test does not require laboratory analysis or a tissue sample, is designed to provide results immediately and eliminate costly unnecessary testing.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The company’s first planned product is the LuViva™ Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s Esophagus using the technology platform. For more information, visit www.guidedinc.com.

The Guided Therapeutics LuViva Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use.

The LuViva mark, LuViva and wave logo, and "Early detection, better outcomes" are trademarks owned by Guided Therapeutics, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and subsequent quarterly reports.

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